UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2008

RASER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32661

UTAH	87-0638510
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

(Address of principal executive offices, including zip code)

(801) 765-1200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 10, 2008, Raser Technologies, Inc. (the Company) through its subsidiary, Thermo No. 1 BE-01, LLC, executed a renewable power purchase and sale agreement (the Thermo Agreement) with the City of Anaheim, California (Anaheim). In addition, on March 10, 2008, the Company, through its subsidiary, Harmony Geothermal No. 1 IR-01, LLC, executed a renewable power purchase and sale agreement (the Harmony Agreement and, together with the Thermo Agreement, the Agreements) with Anaheim. The Agreements were submitted to the Anaheim City Council for approval and were approved by the city council on March 18, 2008. Pursuant to Anaheim City Council operating procedures, the Agreements are expected to be signed by Anaheim’s public utilities general manager and attested by the city clerk in due course.

Subject to certain conditions, the Agreements require the Company to build the geothermal power plants in the Sevier/Escalante Desert, Utah area (collectively, the Plants). Each Agreement provides for the delivery by the Company of up to 11 megawatts of geothermal renewable power for 20 years. Subject to certain exceptions, the Company is required to begin delivering electricity through the Plants no later than May 15, 2009 and is required to use reasonable commercial efforts to deliver electricity through the Plants by December 15, 2008.

The Agreements provide for a selling price of $78 per megawatt hour with a two percent per annum increase over the term of the Agreements. Under the Agreements, Anaheim will also pay for the “wheeling costs,” or cost for transmission, of the electricity from the Plants to Anaheim.

The foregoing descriptions of the Agreements and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Agreements, copies of which are filed as exhibits hereto and are hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Renewable Power Purchase and Sale Agreement, dated March 10, 2008, between City of Anaheim and Thermo No. 1 BE-01, LLC

10.2	Renewable Power Purchase and Sale Agreement, dated March 10, 2008, between City of Anaheim and Harmony Geothermal No. 1 IR-01, LLC

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

Date: March 19, 2008